EX-99.3 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
EXHIBIT 99.3

UNAUDITED PRO FORMA
CONDENSED COMBINED BALANCE SHEET

The following unaudited pro forma condensed combined balance sheet is presented to illustrate the estimated effect of the acquisition of ICG Communications, Inc.’s California customer base and certain network assets, and assumption of certain liabilities based on those assets (the “Business”) on our historical financial position. We have derived our condensed historical consolidated balance sheet at December 31, 2004 from our audited consolidated financial statements. We have derived the financial data for the Business from its audited Statement of Assets Acquired and Liabilities Assumed.

The unaudited pro forma condensed combined balance sheet is prepared using the purchase method of accounting as if the acquisition had been completed as of December 31, 2004. The information presented in the unaudited pro forma condensed combined balance sheet does not purport to represent what our financial position would have been had the acquisition occurred on the date indicated nor is it indicative of our future financial position.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. Based on the finalization of an independent valuation and other factors, the pro forma adjustments may differ materially from those presented in the unaudited pro forma condensed combined balance sheet. The final valuation may change the allocations of the purchase price to the tangible and intangible assets and liabilities and could result in a change to the unaudited pro forma condensed combined balance sheet data.

Mpower Holding Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2004
Dollar amounts in Thousands

	Holding	Net Assets Acquired	Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current Assets:
Cash and Cash Equivalents	$27,327	$—	$2,500 (3)	$29,827
Investments Available-for-sale	8,064	—	—	8,064
Accounts receivable, net	10,140	1,037	—	11,177
Other Receivables	3,164	—	—	3,164
Prepaid Expenses and Other Current Assets	3,060	317	—	3,377
Total Current Assets	51,755	1,354	$2,500	55,609

Property and Equipment, net	33,012	8,789	—	41,801
Long-Term Restricted Cash and Cash Equivalents	9,515	—	—	9,515
Long-Term Investments Available-for-Sale	2,041	—	—	2,041
Intangibles, net	4,367	—	—	4,367
Other Assets	4,274	255	(1,110) (1),(4)	3,419
Excess of Purchase Price over Assets Acquired	—	—	38,001 (4)	38,001
Total Assets	$104,964	$10,398	$39,391	$154,753

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current Maturities of Capital Lease Obligations	$—	$494	$—	$494
Accounts Payable	20,462	206	—	20,668
Accrued Current Liabilities	16,454	171	—	16,625
Deferred Revenue	5,059	3,790	—	8,849
Total Current Liabilities	41,975	4,661	—	46,636

Long-Term Deferred Revenue	1,833	2,104	—	3,937
Long-Term Capital Lease Obligations	—	24,336	—	24,336
Other Long-Term Liabilities	—	1,517	—	1,517
Total Liabilities	43,808	32,618	—	76,426

Stockholders’ Equity:
Common Stock	79	—	13 (3)	92
Additional Paid-in-Capital	104,054	—	17,158 (3)	121,212
Accumulated Deficit	(42,977)	(22,220)	22,220 (2)	(42,977)
Total Stockholders’ Equity	61,156	(22,220)	39,391	78,327

Total Liabilities and Stockholders Equity	$104,964	$10,398	$39,391	$154,753

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

1 - The Business’ balance sheet has been prepared for the purpose of complying with the rules and regulations of the Commission. On January 1, 2005, Mpower Holding Corporation (“Holding”) acquired certain assets and assumed certain liabilities of the Business for approximately $13.5 million and incurred costs related to the transaction totaling $1.1 million.

2 - Prior to being acquired, the Business was not a separate operating or legal entity, therefore stockholders’ equity data is not applicable. The amount of net liabilities acquired is shown as accumulated deficit for this schedule.

3 - The purchase price paid by Holding for the Business was $13.5 million in the form of 10,740,030 shares of Holding common stock and warrants to purchase up to 2,000,000 shares of the common stock of Holding with a fair value of $1.2 million using the Black-Scholes method. In connection with the acquisition of the Business, Holding agreed to sell to MCCC, the parent of ICG, 1,988,894 shares of Holding common stock for an aggregate purchase price of $2.5 million. Holding also assumed certain capital leases of the Business, including its long-term leases for its fiber network. These leases have an approximate value of $24 million.

4 - This represents the excess of the purchase price over the historical value of the net assets acquired which will be allocated based upon the fair value of the assets acquired and liabilities assumed. As the independent valuation is still in progress, no allocation of the excess purchase price has been reflected in the pro forma statements. However, the final allocation of the excess purchase price is expected to impact property and equipment, intangibles, other assets, deferred revenue and capital lease obligations.